Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Corporation Announces Plans for Dividend and Anticipated Reverse Split of its Common Shares

CDC Corporation Continues Its Strategy to Return Additional Value to Shareholders

HONG KONG, ATLANTA, August 04, 2010 — CDC Corporation (NASDAQ: CHINA), a leading global hybrid enterprise software, IT services and new media company, today announced that it is continuing its plans to declare and pay, subject to its receipt of requisite approvals and certain conditions, a dividend on its common shares traded on the Nasdaq National Market, in the form of shares held by it of its publicly-traded subsidiaries, to its shareholders.

Peter Yip, CEO of CDC Corporation commented, “As we have stated previously, we believe CDC Corporation has a sum-of-the-parts valuation and that the current market price of CDC Corporation shares is not reflective of the true value contained in the company’s business units. As announced last quarter, we have been carefully evaluating the most tax efficient and orderly manner to distribute shares of our underlying publicly listed subsidiaries as dividends on a regular basis to our shareholders. We strongly feel this in-kind dividend strategy helps not only to unlock the value of our underlying businesses, but also to return additional value to our shareholders. We are planning for our first in-kind dividend payment in the fourth quarter of 2010, and we will provide more information as we progress with these plans.”

Additionally, on August 4, 2010, CDC Corporation’s board of directors approved a one-for-three reverse split of the Company’s common shares, which is scheduled to be effective on August 23, 2010. CDC Corporation received approval from its shareholders at the Annual General Meeting held on June 4, 2010 to effect this reverse split.

Mr. Yip commented, “The Board believes a reverse stock split is appropriate for CDC Corporation’s capital structure, and we hope the anticipated increase in trading price of our shares as a result of the reverse split will encourage additional interest in our shares.”

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise hybrid software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit .

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding our plans and expectations to declare and pay in-kind provide dividends in the form of shares of CDC Corporation’s publicly-traded subsidiaries, including the timing and amount thereof and the receipt of requisite legal and regulatory approvals, if at all, our beliefs regarding the value of CDC Corporation’s shares relative to its trading price, our beliefs regarding unlocking shareholder value and the potential effect of any dividend in furthering this objective, our beliefs regarding the anticipated reverse split of CDC Corporation’s shares, including the potential effects of such reverse split on the market price of our shares, the timing of such reverse split, and the potential effects thereof, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions.  These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements.  If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.  Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010.  In-kind dividends may be declared by the board of directors of CDC Corporation in its sole discretion, considering several factors, some of which may be beyond CDC Corporation’s control. No assurances can be given that CDC Corporation will declare and pay an in-kind dividend or any other type of dividend now or in any future period. Future dividends, if any, may be paid at reduced rates than those that may be previously-provided, or even eliminated. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.  Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.